Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-207476 and 333-249288) of our report dated March 15, 2023 relating to the consolidated financial statements of XBiotech Inc. and subsidiaries appearing in this Annual Report on Form 10-K of XBiotech Inc. and subsidiaries for the year ended December 31, 2022.

/s/ Whitley Penn LLP

Austin, Texas

March 15, 2023